Exhibit 23.1

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S1 of Mondas Minerals Corporation of our report dated August 10, 2009 on our audit of the financial statements of Mondas Minerals Corporation as of June 30, 2009 and 2008, and the related statements of operations, stockholders' equity and cash flows for the year ended June 30, 2009, and the periods from inception on April 25, 2008 through June 30, 2008 and 2009, and the reference to us under the caption "Experts."



/s/ Seale and Beers, CPAs
-----------------------------------
Seale and Beers, CPAs
Las Vegas, Nevada
December 24, 2009






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